Exhibit 5.1

January 21, 2004

The Board of Directors

Interlink Electronics, Inc.

Dear Sirs:

We have acted as counsel for Interlink Electronics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the sale of up to 3,000,000 shares of common stock of the Company. We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that any common stock of the Company, if issued as described in the Registration Statement, will, upon such issuance, be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus.

Very truly yours,

/s/ Stoel Rives LLP

STOEL RIVES LLP